AMENDMENT NO. 3

TO THE SUBADVISORY AGREEMENT

This Amendment No. 3 (the “Amendment”), made and entered into as of January 30, 2019, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Investment Manager”) and Dimensional Fund Advisors LP, a Delaware limited partnership dated September 23, 2011, as amended December 5, 2013 and June 5, 2014 (the “Agreement”).

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.

All references to “Active Portfolios Multi-Manager Value Fund” in the Agreement shall be, and hereby are, changed to “Multi-Manager Value Strategies Fund,” and shall mean “Multi-Manager Value Strategies Fund” identified on the amended Schedule A attached to this Amendment. All references to “Variable Portfolio – DFA International Value Fund” in the Agreement shall be, and hereby are, changed to “CTIVP – DFA International Value Fund,” and shall mean “CTIVP – DFA International Value Fund” identified on the amended Schedule A attached to this Amendment.

2.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

3.	Portfolio Management. Section 1(a) of the Agreement shall be, and hereby is, amended by adding the following as paragraph 1(a)(iii)(D):

Derivatives Authority. Subadviser is authorized on behalf of the Fund, consistent with the investment discretion delegated to Subadviser herein, and is hereby appointed as the Fund’s agent and attorney in fact with authority to: (i) enter into, subject to the review of legal counsel for the Investment Manager prior to Subadviser’s execution thereof, agreements and execute any documents on behalf of the Fund (e.g. any futures or derivatives documentation such as exchange traded and over-the-counter transaction documentation, as applicable) required with respect to any investments made for the Fund (such documentation includes but is not limited to any market and/or industry standard documentation and the standard representations contained therein); (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and

Document Number: 354607

similar disclosures; and (iii) open, continue and terminate brokerage accounts and other brokerage arrangements with respect to the portfolio transactions entered into by Subadviser on behalf of the Fund. Subadviser further shall have the authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Fund; (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Fund; and (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent permitted by the 1940 Act and the rules and regulations thereunder and necessary to meet the obligations of the Fund with respect to any investments made in accordance with the Prospectus and SAI. Subadviser shall not have the authority to cause the Investment Manager to deliver securities or other property, or pay cash to Subadviser other than payment of the management fee provided for in this Agreement.

4.	Portfolio Management. Section 1(a) of the Agreement shall be, and hereby is, amended by adding the following as paragraph (vi):

“(vi)

Management of Funds with Multiple Subadvisers. Subadviser’s responsibilities for providing services to a Fund shall be limited to the portion of the Fund’s assets allocated to Subadviser (“Subadviser Account”). Subadviser shall not, without the prior approval of Investment Manager, effect any transactions that would cause the Subadviser Account, treated as a separate fund, to be out of compliance with the Fund’s investment objectives, policies and restrictions. Subadviser shall not consult with any other subadviser of a Fund concerning transactions for the Fund in securities or other assets.”

5.	Compensation of Subadviser. Section 4 of the Agreement shall be, and hereby is, deleted and replaced with the following:

For the services provided and the expenses assumed pursuant to this Agreement, Investment Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be determined daily and paid monthly, on or before the last business day of the next succeeding calendar month, at the annual rates set forth in the attached Schedule A which Schedule can be modified from time to time upon mutual agreement of the parties to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. If this Agreement

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becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs. During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement other than costs in connection with the purchase or sale of securities and other assets (including brokerage commissions, if any) for the Fund.

6.	Duration and Termination. Section 9(a) shall be, and hereby is, deleted and replaced with the following:

Unless sooner terminated as provided herein, this Agreement, with respect to each Fund identified on Schedule A (as amended from time to time), shall continue from the date of its execution only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated with respect to a Fund, this Agreement shall continue automatically for such Fund for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement and are not interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

7.	Duration and Termination. Section 9(c) to the Agreement shall be, and hereby is, deleted and replaced with the following:

In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to Subadviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(a)(iv)(a), 1(c), 1(d), 1(e), 1(f), 8(a), 8(b), 8(c), 15, 17, 18, 20 and 21 shall survive such termination of the Agreement.

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8.	Notices. Section 12 to the Agreement shall be, and hereby is, amended by deleting the addresses for Subadviser and Investment Manager and replacing them with the following:

Subadviser:

Dimensional Fund Advisors LP

General Counsel

6300 Bee Cave Road

Building One

Austin, Texas 78746

Investment	Manager:

Paul Mikelson

Vice President, Subadvised Strategies

Columbia Threadneedle Investments

707 2nd Ave. S, Routing: H17 435

Minneapolis, MN 55402

Tel: (612) 671-4452

Fax: (612) 671-0618

with a copy to:

Christopher O. Petersen

Vice President and Lead Chief Counsel

Ameriprise Financial, Inc.

5228 Ameriprise Financial Center, Routing: 27/5228

Minneapolis, MN 55474

Tel: (612) 671-4321

Fax: (612) 671-2680

9.	The following shall be, and is hereby added as Section 21 to the Agreement:

Fund is only Third-Party Beneficiary. The Fund is intended to be the only third party beneficiary of this Agreement. For the avoidance of doubt, and without in any way implying that there are any other third-party beneficiaries to the Agreement or any other agreement with respect to the Trust or any of its series, no person other than the Investment Manager and the Subadviser as parties to this Agreement and the Fund, as a third-party

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beneficiary, shall be entitled to any right or benefit arising under or in respect of this Agreement, and there are no other third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any other person (including without limitation any shareholder of any Fund) any direct, indirect, derivative, or other rights against the Investment Manager or Subadviser, or (ii) create or give rise to any duty or obligation on the part of the Investment Manager or Subadviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

10.

Miscellaneous. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same agreement. As modified herein, the Agreement is confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Dimensional Fund Advisors LP By: Dimensional Holdings Inc., its General Partner

By:	/s/ David Weiss	By:	/s/ Carolyn O.
	Signature		Signature

Name:	David Weiss	Name:	Carolyn O.
	Printed		Printed

Title:	Assistant Secretary	Title:	Vice President

Document Number: 354607

AMENDMENT NO. 3

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

[REDACTED DATA]

Document Number: 354607